Prospectus Supplement No. 4            Filed pursuant to Rules 424(b) and 424(c)
(To Prospectus Dated August 5, 2002)                  Registration No. 333-88620

                                 EDO CORPORATION

 137,800,000 Principal Amount of 5.25% Convertible Subordinated Notes Due 2007 and the Common Shares Issuable Upon Conversion of the Notes

          This prospectus supplement relates to the resale by the holders of 5.25% Convertible Subordinated Notes Due 2007 of EDO Corporation and the common shares, par value $1 per share, of EDO Corporation issuable upon the conversion of the notes.

          This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 5, 2002, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

          The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below (8):


                              Principal               Number of    Percent-
                              Amount of    Percent-    Common       age of
                             Notes Bene-    age of     Shares       Common
                              ficially      Notes       that        Shares
                             Owned that   Outstand-    May Be      Outstand-
Name                        May Be Sold      ing       Sold(1)      ing(2)
-----                      -------------  ----------  ----------   ---------




Northern Income
 Equity Fund..............   $1,000,000          *      31,990         *
Oaktee Capital
 Management, LLC
     OCM Convertible
      Trust...............     $885,000          *      28,311         *
     Delta Airlines
      Master Trust........     $405,000          *      12,956         *
     State Employees
      Retirement Fund of
      the State of
      Delaware............     $585,000          *      18,714         *
     Chrysler Corporation
      Master Retirement
      Trust...............   $1,560,000       1.1%      49,904         *
     Motion Picture
      Industry Health Plan--
      Active Member Fund..     $150,000          *       4,798         *
     Motion Picture Industry
      Health Plan--Retiree
      Member Fund..........     $95,000          *       3,039         *
     Vanguard Convertible
      Securities Fund, Inc.    $745,000          *      23,832         *
     Delta Pilots D & S
      Trust................    $200,000          *       6,398         *
     Microsoft Corporation..   $835,000          *      26,711         *
     Qwest Occupational
      Health Trust..........    $30,000          *         960         *
Zurich Institutional
  Benchmarks Master
  Fund Ltd.................. $2,492,000       1.8%      79,718         *
      *        Less than 1%.


In addition, Allstate Insurance Company, Allstate Life Insurance Company and the first Zurich Institutional Benchmarks Master Fund Ltd. previously listed are removed from the table of "Selling Securityholders."

(1) Assumes conversion of all the holder's notes at a conversion price of $31.26 per share. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion." As a result, the amount of common shares issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 19,709,704 common shares outstanding as of February 27, 2003. In calculating this amount, we treated as outstanding that number of common shares issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(8) Total principal amount of selling securityholders listed is more than $137,800,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this registration statement. The maximum principal amount of notes that may be sold under this prospectus will not exceed $137,800,000.

                           ---------------------------

The securities offered by the prospectus involve a high degree of risk. See "Risk Factors" beginning on page 6 of the prospectus.

                          ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The Date of this Prospectus Supplement is April 29, 2003.